EXHIBIT 10.4

FINAL

AAR CORP.
NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

As Amended and Restated Effective July 10, 2017

AAR CORP.
NONEMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

As Amended and Restated Effective July 10, 2017

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AAR CORP.
NONEMPLOYEE DIRECTORS’ DEFERRD COMPENSATION PLAN

As Amended and Restated Effective July 10, 2017

SECTION I

INTRODUCTION

Effective January 1, 1996 AAR CORP. established the Nonemployee Directors’ Deferred Compensation Plan for members of its Board of Directors who are not employees of the Company or an affiliate.  The Plan was previously amended and restated effective as of April 8, 1997 and January 1, 2005, and it is further amended and restated effective July 10, 2017.

SECTION II

DEFINITIONS

(a)                                 “Account” means the account established for a Participant, which shall consist of a Stock Unit Account and/or a Cash Account, as described in Section V.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)                                 “Committee” means the Compensation Committee of the Board of Directors.

(e)                                  “Common Stock” means the Company’s $1.00 par value common stock.

(f)                                   “Company” means AAR CORP., a Delaware corporation.

(g)                                  “Fair Market Value” means, as of any date, the closing price of a share of Common Stock on the New York Stock Exchange on such date, or if no trading occurred on the New York Stock Exchange on such date, the trading day immediately preceding such date.

(h)                                 “Meeting Fees” means the meeting fees payable to a Nonemployee Director for attending Board and committee meetings.

(i)                                     “Nonemployee Director” means a member of the Board who is not an employee of the Company or an affiliate.

(j)                                    “Participant” means a Nonemployee Director who has elected to participate in the Plan as described in Section III.

(k)                                 “Plan” means the AAR CORP. Nonemployee Directors’ Deferred Compensation Plan.

(l)                                     “Plan Administrator” means the employee or employees designated by the Committee to administer the Plan as described in Section VII.

(m)                             “Plan Year” means the calendar year.

(n)                                 “Pre-2005 Account Balances” means the portion of a Participant’s Account attributable to deferrals credited to the Account as of December 31, 2004 and earnings thereon, whether accrued before or after December 31, 2004.

(o)                                 “Retainer” means the annual retainers payable to a Nonemployee Director for his service on the Board, including services as a lead Director or the chair of a Board committee.

(p)                                 “Stock Award” means the annual award of Common Stock granted to a Nonemployee Director for his service on the Board, including services as a lead Director and as a committee therein.

SECTION III

PLAN PARTICIPANTS

Each Nonemployee Director may become a Participant under the Plan by filing the written election form described in Section IV below with the Plan Administrator with respect to any Retainers, Meeting Fees and Stock Awards payable to the Nonemployee Director for his service as a member of the Board.

SECTION IV

DEFERRAL ELECTIONS

(a)                                 Retainer.  For each Plan Year, each Participant may elect to defer receipt of his entire Retainer payable to him for such Plan Year until the date elected by the Participant and have the cash value of such Retainer either (i) credited to the Stock Unit Account established for him under the Plan and converted to Stock Units pursuant to paragraph (a)(i) of Section V below or (ii) credited to the Cash Account established for him under the Plan pursuant to paragraph (b)(i) of Section V below.  If a Participant does not make a deferral election with respect to his Retainer, the Participant will receive quarterly payment of the Retainer in cash.

(b)                                 Meeting Fees.  For each Plan Year, each Participant may elect to defer receipt of his entire Meeting Fees payable to him for such Plan Year until the date elected by the Participant and have the cash value of such Meeting Fees either (i) credited to the Stock Unit Account established for him under the Plan and converted to Stock Units pursuant to paragraph (a)(i) of Section V below or (ii) credited to the Cash Account established for him under the Plan pursuant to paragraph (b)(i) of Section V below.  If a Participant does not make a deferral election with respect to his Meeting Fees, the Participant will receive his entire Meeting Fees in cash as soon as practicable after the date on which such Meeting Fees are otherwise payable.

(c)                                  Stock Award.  For each Plan Year, each Participant may elect to defer receipt of his entire annual Stock Award that would otherwise be granted to him in such Plan Year until the date elected by the Participant and have the shares of Common Stock subject to the Stock Award either (i) credited to the Stock Unit Account established for him under the Plan and converted to Stock Units pursuant to paragraph (a)(ii) of Section V below or (ii) credited to the Cash Account established for him under the Plan and converted to a cash amount pursuant to paragraph (b)(ii) below.  If a Participant does not make a deferral election with respect to his Stock Award, the Participant will receive the Stock Award on the date of the annual grant made to Nonemployee Directors.

(d)                                 Election of Time and Form of Payment.  Each Participant may elect the time and form of distribution of his Stock Unit Account and Cash Account, provided that the portion of a Stock Unit Account attributable to Stock Awards cannot be distributed prior to the first anniversary of the date as of which the applicable Stock Award was deferred.

(e)                                  Election Form.

(i)                                     Each election described in paragraphs (a) through (d) above with respect to a Retainer, Meeting Fees and/or a Stock Award for a Plan Year shall be set forth in writing on an election form provided by the Plan Administrator.

(ii)                                  An election form effective for a Plan Year shall be delivered to the Plan Administrator prior to the first day of such Plan Year.  Except as provided in clause (iii) below, an initial election form shall become irrevocable on December 31 of the Plan Year in which it is delivered to the Plan Administrator and shall only apply to a Retainer, Meeting Fees or a Stock Award earned by a Participant after the end of such Plan Year.  An election form shall continue in effect until revoked by a Participant by notice delivered to the Plan Administrator no later than the last day of the Plan Year immediately preceding the first day of the Plan Year for which the election is to become effective.  If an election form is not in effect for a Nonemployee Director for a Plan Year, he shall be deemed to have elected not to defer receipt of his Retainer, Meeting Fees or Stock Award.

(iii)                               Notwithstanding the preceding provisions of this Section IV, an election made by a Participant in the Plan Year in which he first becomes eligible to participate in the Plan may be made pursuant to an election form delivered to the Plan Administrator within 30 days after the date on which he first becomes eligible to participate, and such election form shall be effective with respect to Retainers, Meeting Fees and Stock Awards earned from and after the date such election form is delivered to the Plan Administrator.  Such Participant shall not be considered first eligible if, on the date he becomes a Participant, he participates in any other nonqualified account balance plan maintained by the Company or an affiliate that is subject to Code Section 409A.

SECTION V

PARTICIPANT ACCOUNTS

(a)                                 Stock Unit Account.

(i)                                     A Participant’s Retainer and Meeting Fees deferred pursuant to paragraph (a)(i) and/or paragraph (b)(i) of Section IV shall be credited as a dollar amount to the

Participant’s Stock Unit Account as of the date on which each payment of such Retainer and Meeting Fees otherwise would have been paid and shall be converted as of such date into Stock Units equivalent to Common Stock.  Such conversion shall be determined by dividing the dollar amount of the Retainer or Meeting Fees payable on such date by the Fair Market Value of a share of Common Stock on such payment date.  The number of whole Stock Units so determined shall be credited to the Participant’s Stock Unit Account.  Any cash remaining in the Participant’s Stock Unit Account after such conversion, together with other subsequent credits of deferred Retainers and Meeting Fees thereto and credits thereto pursuant to clause (iii) below, shall be converted into Stock Units on the next conversion date.

(ii)                                  A Participant’s Stock Award deferred pursuant to paragraph (c)(i) of Section IV shall be credited to the Participant’s Stock Unit Account as of the date the Stock Award would otherwise have been granted to the Participant, in the same number of Stock Units as shares of Common Stock subject to the Stock Award.

(iii)                               Additional credits shall be made to a Participant’s Stock Unit Account in dollar amounts equal to the cash dividends (or the Fair Market Value of dividends paid in property other than Common Stock) that the Participant would have received had he been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his Stock Unit Account on such date.  In the case of a dividend in Common Stock or a Common Stock split, additional credits will be made to a Participant’s Stock Unit Account of a number of Stock Units equal to the number of full shares of Common Stock that the Participant would have received had he been the owner on each record date of a number of shares of Common Stock equal to the number of Stock Units in his Stock Unit Account on such date.  Any cash dividends (or dividends paid in property other than Common Stock) shall be converted into Stock Units at the next quarterly conversion date applicable to the Retainer as set forth in clause (i) of this paragraph.

(b)                                 Cash Account.

(i)                                     A Participant’s Retainer and Meeting Fees deferred pursuant to paragraph (a)(ii) and/or paragraph (b)(ii) of Section IV shall be credited to clause (ii) of paragraph (a) and/or clause (ii) of paragraph (b) the Participant’s Cash Account as of the date they would otherwise have been paid to the Participant.

(ii)                                  A Participant’s Stock Award deferred pursuant to paragraph (c)(ii) of Section IV shall be credited to the Participant’s Cash Account as of the date the Stock Award would otherwise have been granted to the Participant and converted to a dollar amount determined by multiplying the number of shares of Common Stock subject to the Stock Award by the Fair Market Value of a share of Common Stock on the grant date of such Stock Award.

(iii)                               Until the entire balance of a Cash Account has been paid to the Participant, or to the beneficiaries of a deceased Participant, such balance shall be increased on the last day of each calendar quarter to reflect accrued interest on such balance based on the ten-year United States Treasury Bond rate at the end of the applicable calendar quarter.

The Committee may, from time to time, change prospectively the interest rate applied with respect to Participants’ Cash Accounts.

(c)                                  Maintenance of Accounts.  Each Stock Unit Account and each Cash Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Participant (or the beneficiaries of a deceased Participant).  No funds shall be set aside or earmarked for any Account, which shall be purely a bookkeeping device.

SECTION VI

DISTRIBUTION OF ACCOUNTS

(a)                                 Time and Form of Distribution.

(i)                                     A Participant may elect the time and form of distribution of all or any portion of his Pre-2005 Account Balances to be made or commence at any time after his Board service ends if he elects such distribution by written instrument delivered to the Plan Administrator prior to the date such Board service ends.

(ii)                                  The remaining balance of a Participant’s Account shall be paid to him (or to his beneficiaries in the event of his death) at the time, and in the form, previously designated in the Participant’s election form.

(iii)                               If a Participant does not make a timely election with respect to the time and form of payment, the portion of the Participant’s Account that is not subject to an election shall be paid in a single lump sum as of the January 31 next following the date the Participant’s service on the Board terminates for any reason.

(b)                                 Cash/Common Stock.

(i)                                     The balance of a Participant’s Account shall be distributed in shares of Common Stock or in cash, as designated by the Participant (or his beneficiaries in the event of his death), by written notice delivered to the Plan Administrator prior to the applicable distribution date.  If a timely designation is not received by the Plan Administrator, distribution shall be made in cash or in Common Stock as the Company shall decide.

(ii)                                  In the event of a distribution from the Participant’s Stock Unit Account in Common Stock, a certificate representing a number of shares of Common Stock equal to the number of Stock Units in the Participant’s Stock Unit Account to be distributed in shares, registered in the name of the Participant (or his beneficiaries), and any remaining cash in the Stock Unit Account, shall be distributed to the Participant (or his beneficiaries).  In the event of a cash distribution from the Participant’s Stock Unit Account, the Participant (or his beneficiaries) shall receive an amount in cash equal to the aggregate of (A) the number of Stock Units in the Stock Unit Account multiplied by the Fair Market Value of a share of Common Stock on the day before the applicable distribution date, and (B) any remaining cash in the Stock Unit Account.

(iii)          Any cash distribution of a Participant’s Cash Account shall be made to the Participant (or his beneficiaries) on the applicable distribution date.  In the event of a distribution from the Participant’s Cash Account in Common Stock, a certificate representing the number of whole shares of Common Stock determined by dividing the cash value to be distributed by the Fair Market Value of a share of Common Stock on the day before the applicable distribution date, registered in the name of the Participant (or his beneficiaries), and any remaining cash in the Cash Account, shall be distributed to the Participant (or his beneficiaries).

(c)           Beneficiary Designation.  If a Participant’s service on the Board shall terminate by reason of his death, or if he shall die after becoming entitled to distribution hereunder, but prior to receipt of his entire distribution, all cash or Common Stock then distributable hereunder with respect to him shall be distributed to such beneficiary or beneficiaries as such Participant shall have designated by an instrument in writing last filed with the Committee prior to his death, or in the absence of such designation or of any living beneficiary, to his spouse, or if not then living, to his then living descendants, per stirpes, or if none is then living, to the personal representative of his estate, in the same manner as would have been distributed to the Participant had he continued to live.

(d)           Change in Time and Form of Payment.  Notwithstanding subsection (a) above, a Participant may elect to change the time and/or form of payment with respect to any portion of his Account by filing a new election form with the Plan Administrator.  The new election shall supersede the prior election (or default election) governing the time and form of payment, provided that:

(i)            with respect to any Pre-2005 Account Balances, the election form is filed with the Plan Administrator prior to the date the Participant’s Board service ends; and

(ii)           with respect to the remainder of the Participant’s Account, the election form is filed with the Plan Administrator at least 12 months prior to the date any amounts are to be distributed, the notice may not take effect for 12 months after the Plan Administrator’s receipt of the election form, and the payment of such amount does not occur or commence until a date that is at least five years later than the date the payment(s) would otherwise have been made or begun.

(e)           Unforeseeable Emergency.  In the discretion of the Plan Administrator, and at the written request of a Participant, up to 100% of the balance in a Participant’s Account, determined as of the last day of the calendar month prior to the date of distribution, may be distributed to a Participant in a cash lump sum in the case of an unforeseeable emergency, subject to the limitations set forth below.  Such a distribution may also include amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from a distribution related to the portion of such Participant’s Account.  For purposes of this paragraph, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, as determined by the Plan Administrator in its discretion, but in any case payment may not be made to the extent that such hardship is or may be relieved:

(i)            through reimbursement or compensation by insurance or otherwise,

(ii)           by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)          by cessation of deferrals under the Plan.

Withdrawal of amounts because of an unforeseeable emergency shall be permitted only to the extent reasonably needed to satisfy the unforeseeable emergency.

(f)            Change in Control.  Notwithstanding any other provisions of the Plan, the entire balance of each Participant’s Account shall be distributed to such Participant within 10 days after (i) the date the Board, in its discretion, deems a Change in Control of the Company likely to occur (provided, however, that this clause (i) shall only apply to a Participant’s Pre-2005 Account Balances) or (ii) the date a Change in Control actually occurs.  Distribution of each Participant’s Account shall be made in shares of Common Stock or in cash as designated by the Participant (or his beneficiaries in the event of his death) pursuant to the procedures set forth in paragraph (b) of this Section VI.  For purposes of this paragraph (f), the definition of a Change in Control shall mean:

(i)            with respect to Pre-2005 Account Balances:

(A)          the time any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(B)          the effective time of (I) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (II) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(C)          the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (I) three directors, or (II) directors constituting a majority of the number of directors of the Company then in office.

(ii)           With respect to the remainder of a Participant’s Account, the earliest of:

(A)          the time any person (as such term is used in Section 13(d) of the Exchange Act) has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13(d)-3 under the Exchange Act) of more than 35% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(B)          the effective time of (I) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (II) a transfer of substantially all of the assets of the Company, other than to an entity of which the Company owns at least 50% of the voting stock; or

(C)          the election, over any 12-month period, to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of directors constituting a majority of the number of directors of the Company then in office.

SECTION VII

ADMINISTRATION OF THE PLAN

(a)           Plan Administrator.  The Committee shall appoint one or more employees of the Company to act as the Plan Administrator.  The Plan Administrator shall be responsible for the general operation and administration of the Plan, and shall have such powers as are necessary to discharge its duties under the Plan, including, without limitation, the following:

(i)            with the advice of the General Counsel of the Company, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, to prescribe rules and procedures to be followed by Participants and their beneficiaries under the Plan, and to otherwise to carry out the purposes of the Plan; and

(ii)           To appoint or employ individuals to assist in the administration of the Plan and any other agents deemed advisable.

The decisions of the Plan Administrator shall be binding and conclusive upon all Participants, beneficiaries and other persons.

(b)           Claims Procedure.  Any Participant claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practicable.  If the claim or request is denied, the written notice of denial shall state the following:

(i)            The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

(ii)           A description of any additional material or information required and an explanation of why it is necessary; and

(iii)          An explanation of the Plan’s review procedure.

The initial notice of denial shall normally be given within 90 days after receipt of the claim.  If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be 180 days.  Any person whose claim or request is denied, or who has not received a response within 30 days, may request review by notice in writing to the Plan Administrator.  The original decision shall be reviewed by the Plan Administrator, which may, but shall not be required to, grant a hearing.  On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.  The decision on review shall ordinarily be made within 60 days.  If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to 120 days.  The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

SECTION VIII

AMENDMENT OR TERMINATION

(a)           Authority.  The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state; provided that no amendment or termination of the Plan shall (i) directly or indirectly deprive any current or former Participant or his beneficiaries of all or any portion of his Account as determined as of the effective date of such amendment or termination, or (ii) directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination.

(b)           Distributions on Termination.  Upon termination of the Plan, (i) distribution of Pre-2005 Account Balances shall be made to Participants or their beneficiaries in the manner and at the time described in Section VI as if each Participant’s service on the Board had then terminated, and (ii) the remaining balance in each Participant’s Account shall be distributed in accordance with Section VI, unless otherwise permitted by regulations issued under Code Section 409A.  No additional deferred Retainers, Meeting Fees or Stock Awards shall be credited to the Accounts of Participants after termination of the Plan, but the Company shall continue to credit earnings, gains and losses to Accounts pursuant to Section V until the balances of such Accounts have been fully distributed to Participants or their beneficiaries.

SECTION IX

GENERAL PROVISIONS

(a)           Unfunded Plan.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder.  The right of a Participant or his beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Company.  All amounts credited to Accounts shall constitute general assets of the Company.  Nothing contained in the Plan shall constitute a guaranty by the Company, the Committee, the Plan Administrator, or any other person or entity, that the assets of the Company will be sufficient to pay any benefit hereunder.

(b)           Common Stock.  Shares of Common Stock distributed under the Plan may be treasury shares of the Company or shares purchased by the Company on the open market.  The Company shall reserve such number of shares of Common Stock as may be issuable under the Plan.

(c)           Non-Transferability.  No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

(d)           Governing Law.  The Plan shall be construed and administered under the laws of the State of Illinois, except to the extent preempted by federal law.

(e)           Incapacitation of Participant.  If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, the Committee and the Plan Administrator and the Plan therefor.

(f)            Plan Following Corporate Transaction.  The Plan shall be continued, following a transfer or sale of assets of the Company, or following the merger or consolidation of the Company into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Section VIII prior to the effective date of such transaction.

(g)           Location of Participants.  Each Participant or beneficiary shall keep the Plan Administrator informed of his current address.  The Plan Administrator shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the

Plan Administrator within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Plan Administrator is unable to locate any beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, or beneficiary or any other person and such benefit shall be forfeited.  If such Participant, or his beneficiary or any other person, subsequently makes a valid claim for distribution of the amount forfeited, such amount, without gains or earnings thereon, shall be distributed to such Participant or his beneficiary or such other person pursuant to Section VI.

(h)           No Liability to Participants.  Notwithstanding any of the preceding provisions of the Plan, none of the Company, any member of the Committee, any Plan Administrator or any individual acting as an employee or agent of the Company, the Committee or the Plan Administrator, shall be liable to any Participant, former Participant, or any beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, or beneficiary or other person in connection with the Plan.

(i)            Equitable Adjustment of Stock Units.  The aggregate number of Stock Units that may be issuable under the Plan and the number of Stock Units in each Stock Unit Account shall all be appropriately adjusted as the Committee may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, spin-off, stock distribution or combination of shares or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company.  Adjustments under this paragraph (l) shall be made in the sole discretion of the Committee, and its decisions shall be binding and conclusive.

(j)            Tax Savings Clause.  Notwithstanding anything to the contrary contained in the Plan, (i) if the Internal Revenue Service prevails in a claim by it that amounts credited to a Participant’s Account, and/or earnings thereon, constitute taxable income to the Participant or his beneficiary for any taxable year of his prior to the taxable year in which such credits and/or earnings are distributed to him or (ii) legal counsel satisfactory to the Company and the applicable Participant or his beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, (A) the Participant’s Pre-2005 Account Balances, to the extent constituting taxable income, and (B) the remainder of such Participant’s Account, to the extent constituting taxable income pursuant to Code Section 409A and guidance and regulations thereunder, shall be immediately distributed to the Participant or his beneficiary.  For purposes of this paragraph, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by. a court of final jurisdiction, or if the Company, or a Participant or beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction, within the appropriate time period.

(k)           Notices.  Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class U.S. Mail.  Notices shall be directed to the Company at its principal business office at One AAR Place, 1100 North Wood Dale Road, Wood Dale, Illinois 60191, to a Nonemployee Director at the address stated in his election form, and to a beneficiary entitled to benefits at the address stated in the Participant’s beneficiary designation, or to such other addresses any party may specify by notice to the other parties.